[THE LEBRECHT GROUP, APLC LETTERHEAD]



                               September 16, 2002



Group  Management  Corp.
12503  Exchange  Boulevard,  Suite  554
Stafford,  Texas  77477

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Group Management Corp., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 985,000 shares of Company common stock issuable to consultants, employees, and legal counsel of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 16, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The Lebrecht Group, APLC
                         -----------------------------
                         The Lebrecht Group, APLC